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                      STATEMENT RE COMPUTATION OF RATIOS




                                                                   EXHIBIT 12.01


         METROPOLITAN MORTGAGE & SECURITIES CO., INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.



                                            Year Ended September 30
                                ------------------------------------------------
                                             (Dollars in Thousands)
                                  1999       1998      1997      1996      1995
                                --------   -------   -------   -------   -------

Net income                      $ 16,275   $10,327   $ 9,668   $ 8,038   $ 6,303
Add:
  Interest                        22,388    19,663    19,375    18,788    16,381
  Taxes (benefit) on income      (12,577)    5,475     5,073     4,235     3,108
                                --------   -------   -------   -------   -------
Adjusted earnings               $ 26,086   $35,465   $34,116   $31,061   $25,792
                                ========   =======   =======   =======   =======
Preferred stock dividend
  requirements                  $  3,642   $ 3,732   $ 4,113   $ 3,868   $ 4,038
Ratio factor of income after
  provision for income taxes
  to income before provision
  for income taxes                   100%       66%       66%       66%       67%
Preferred stock dividend
  factor on pretax basis           3,642     5,687     6,244     5,880     6,006
Fixed charges
  Interest                        22,388    19,663    19,375    18,788    16,381
  Capitalized interest               936       611       521     2,468     2,730
                                --------   -------   -------   -------   -------
Fixed charges and
  preferred stock
  dividends                     $ 26,966   $25,961   $26,140   $27,136   $25,117
                                ========   =======   =======   =======   =======
Ratio of adjusted earnings
  to fixed charges and
  preferred stock dividends         *         1.37      1.31      1.14      1.03

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* Earnings were insufficient to meet fixed charges and preferred stock dividends by approximately $808,000 for the year ended September 30, 1999.